Exhibit 5.1

January 26, 2004

Dendreon Corporation

3005 First Avenue

Seattle, Washington 98121

Re:	Issuance and Sale of Common Stock

Ladies and Gentlemen:

You have requested our opinion in connection with the issuance and sale by Dendreon Corporation, a Delaware corporation (the “Company”), of up to 11,764,705 shares of common stock, par value $0.001 per share, of the Company (the “Shares”), including 1,514,705 shares that may be sold pursuant to the exercise of an over-allotment option, pursuant to a registration statement on Form S-3, File No. 333-109873 (the “Initial Registration Statement”), the related registration statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) (the “462(b) Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), and the related prospectus and prospectus supplement filed with the Commission. All of the Shares are to be sold by the Company as described in the Initial Registration Statement and related prospectus and prospectus supplement.

In connection with rendering the opinion set forth herein, we have examined and relied upon the Initial Registration Statement and related prospectus included therein, the prospectus supplement filed with the Commission pursuant to Rule 424 under the Act and the 462(b) Registration Statement. We also have examined and relied upon the originals, or copies certified to our satisfaction, of such records, documents, certificates, and other instruments as in our judgment are necessary to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.

We have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness, and authenticity of certificates of public officials; and the due authorization, execution, and delivery of all documents where authorization, execution, and delivery are prerequisites to the effectiveness of such documents.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares, when sold in accordance with the Initial Registration Statement, the Rule 462(b) Registration Statement and the related prospectus and prospectus supplement, will be validly issued, fully paid, and nonassessable.

Dendreon Corporation

January 26, 2004

The opinion expressed herein is limited to the laws of the state of Delaware. We express no opinion other than expressly set forth above, and no other opinion is intended to be implied or inferred herefrom. The opinion expressed herein is an opinion of legal matters and not factual matters. Our opinion is given as of the date hereof, and we undertake no obligation and hereby disclaim any obligation to advise of any change in law, facts or circumstances occurring after the date hereof.

This letter is furnished solely for the benefit of the Company and may not be filed with or furnished to any person and may not be quoted or referred to, orally or in writing, in whole or in part, without our prior written consent. We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus and the prospectus supplement included in the Initial Registration Statement and to the filing of this letter as an exhibit to, and the incorporation by reference of this letter into, the Initial Registration Statement and the 462(b) Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consents are required under Section 7 of the Securities Act or the rules under the Securities Act.

Very truly yours,

/s/    Stoel Rives LLP